LIGHTING SCIENCE GROUP AGREES TO
$4 MILLION PRIVATE PLACEMENT

DALLAS - March 12, 2007 -- Lighting Science Group Corporation (OTCBB: LSGP) (LSG), a leading provider of energy efficient and environmentally responsible lighting solutions, today announced it had entered into definitive agreements for a $4 million private placement with independent institutional investors. The transaction includes the sale of 13.3 million shares of LSG common stock and warrants to purchase up to 10 million shares of LSG common stock. The common stock is priced at $0.30 per share. The five-year warrants are exercisable at $0.35 per share. Pursuant to the agreement, LSG is required to file a registration statement within 45 days of closing and use commercially reasonable efforts to have the registration statement declared effective within 120 days of closing to allow the resale of the common stock. In conjunction with the initial issuance and sale, the purchasers will also receive an option to participate in the purchase of up to an additional 13.3 million shares of LSG common stock at $0.30 per share and warrants to purchase up to 10 million shares of LSG common stock. The additional warrants also have a five-year term and will be exercisable at $0.35 per share. The option will expire on or before the 90th trading day following the effective date of the registration statement.

LSG estimates that gross proceeds from the financing will be approximately $3.6 million after deducting the estimated costs associated with the transaction. If the purchasers exercise the option to purchase additional shares and warrants, the LSG estimates that net proceeds could be up to approximately $7.2 million, in the aggregate, after deducting the estimated costs associated with the transaction. Lighting Science Group plans to use the net proceeds of this financing for working capital and other general corporate purposes.

Canaccord Adams Inc. acted as the exclusive placement agent for the financing.

About Lighting Science Group Corporation
Lighting Science Group Corporation (www.lsgc.com) designs and sells highly energy efficient and environmentally friendly lighting solutions based on its proprietary Optimized Digital Lighting(TM) (ODL®) technology. The Company's patented and patent-pending designs and manufacturing processes enable affordable, efficient and long lasting LED based lighting systems to be quickly deployed in existing lighting applications and produce immediate cost savings and environmental benefits. Products include low bay fixtures for parking garages and industrial facilities, MR-16, R30, R25, R20, R16 (elevator light), G11, G25, S6, candelabra and flame tip bulbs which can be purchased at store.lsgc.com.

Certain statements in the press release constitute "forward-looking statements" relating to Lighting Science Group Corporation within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding future events, our financial performance and operating results, our business strategy and our financing plans are forward-looking statements. In some cases you can identify forward-looking statements by terminology such as "may," "will," "would," "should," "could," "expect," "intend," "plan," "anticipate," "believe," "estimate," "predict, " "potential" or "continue, " the negative of such terms or other comparable terminology. These statements are only predictions. Known and unknown risks, uncertainties and other factors could cause actual results to differ materially from those contemplated by the statements. In evaluating these statements, you should specifically consider various factors that may cause our actual results to differ materially from any forward-looking statements. "Lighting Science," "Optimized Digital Lighting" and "ODL" and the LSG concentric ovals are trademarks of Lighting Science Group Corporation.

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Company Contact: Lighting Science Group Corporation Ron Lusk Chairman & CEO 214-382-3630	Investor Relations / Public Relations Contacts: KCSA Worldwide Jeffrey Goldberger / Lewis Goldberg 212.896.1249 / 212.896.1216 jgoldberger@kcsa.com / lgoldberg@kcsa.com